UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A 101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by Registrant [  X  ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:
[     ]    Preliminary Proxy Statement
[     ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[     ]    Definitive Additional Materials
[     ]    Soliciting Material Pursuant to §240.14a-12

COMMUNITY WEST BANCSHARES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check all boxes that apply):
[ X ]    No fee required.
[    ]    Fee paid previously with preliminary materials.
[    ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

7100 N. Financial Drive, Suite 101
Fresno, California 93720

April 26, 2024

Dear Shareholder:

In connection with the 2024 Annual Meeting of Shareholders to be held at 3:00 p.m. on Wednesday, May 30, 2024, at Fort Washington Country Club, located at 10272 N. Millbrook Ave, Fresno, California 93730, we are enclosing the following:

1.    Notice of Annual Meeting of Shareholders

2.    Proxy Statement

3.    Proxy Card

4.    Company’s Annual Report for the year ended December 31, 2023

It is important that your shares be represented at the Annual Meeting.  In order to ensure your shares are voted at the Annual Meeting, whether or not you plan to attend the Annual Meeting, you can vote through the Internet, by telephone, or by mail. This proxy statement, Shareholder Meeting Notice, form of proxy, and the Annual Report of the Company for the year 2023 are first being made available to shareholders on or about May 6, 2024.
    We appreciate your support and look forward to seeing you at the Annual Meeting on May 30, 2024.

Cordially, /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board /s/ James J. Kim James J. Kim Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS, ALONG WITH THE COMPANY’S REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.INVESTORVOTE.COM/CWBC2024

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS OF
COMMUNITY WEST BANCSHARES

TO THE SHAREHOLDERS OF COMMUNITY WEST BANCSHARES:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of the Shareholders of Community West Bancshares will be held at 10272 N. Millbrook Ave, Fresno, California 93730, on Wednesday, May 30, 2024, at 3:00 p.m. for the following purposes:
(1)To elect fifteen (15) directors to the Board of Directors;
(2)To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;
(3)To adopt a non-binding advisory resolution approving executive compensation; and
(4)To transact such other business as may properly come before the Annual Meeting.

The names of the Board of Directors’ nominees to be directors of Community West Bancshares are set forth in the accompanying Proxy Statement and are incorporated herein by reference.
Only shareholders of record at the close of business on April 25, 2024, are entitled to notice of, and to vote at, the Annual Meeting. Every shareholder is invited to attend the Annual Meeting in person or by proxy. If you do not expect to be present at the Annual Meeting, you can vote through the Internet, by telephone, or by mail. Instructions regarding Internet and telephone voting, as well instructions for requesting printed copies of the meeting materials and a physical proxy card are included in the Shareholder Meeting Notice.
Dated: April 26, 2024
Daniel J. Doyle

/s/ Daniel J. Doyle
Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING, PLEASE
VOTE THROUGH THE INTERNET, BY TELEPHONE, OR MAIL AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
OF
COMMUNITY WEST BANCSHARES
To Be Held on May 30, 2024
Fort Washington Country Club
10272 N. Millbrook Avenue, Fresno, California 93730
_____________________________________

GENERAL INFORMATION FOR SHAREHOLDERS

The following information is furnished in connection with the solicitation of the accompanying proxy by and on behalf of the Board of Directors of Community West Bancshares (the “Company” or “Community West”) for use at the Annual Meeting of Shareholders to be held at the Fort Washington Country Club, 10272 N. Millbrook Avenue, Fresno, California 93730, on Wednesday, May 30, 2024 at 3:00 p.m. Only shareholders of record at the close of business on April 25, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding and entitled to vote at the Annual Meeting, and any adjournments thereof 18,869,828 shares of its common stock, no par value (“Common Stock”). This proxy statement will be first made available to shareholders on or about May 6, 2024.
Vote By Proxy
As many of the Company’s shareholders are not expected to attend the Annual Meeting in person, the Company solicits proxies so that each shareholder is given an opportunity to vote. Shares represented by a duly executed proxy in the accompanying form, received by the Board of Directors prior to the Annual Meeting, will be voted at the Annual Meeting. A shareholder executing a proxy card through the Internet, by telephone, or by mail may revoke the proxy at any time prior to exercise of the authority granted by the proxy by (i) filing with the secretary of the Company an instrument revoking it or a duly executed proxy card bearing a later date; or (ii) attending the Annual Meeting and voting in person. A proxy is also revoked when written notice of the death or incapacity of the maker of the proxy is received by the Company before the vote is counted. Voting online, by telephone, or by mail will not affect your right to attend the Annual Meeting and vote.
The proxy holders, James J. Kim and Steven D. McDonald, both of whom are directors of the Company, will vote all shares of Common Stock represented by the proxies unless authority to vote such shares is withheld or the proxy is revoked. However, the proxy holders cannot vote the shares of the shareholder unless the shareholder votes their shares online at www.envisionreports.com/CWBC2024, by telephone, or by mail. Online, telephone, or mail voting also confers upon the proxy holders discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was made available on the Internet, which may properly be presented for action at the Annual Meeting, including a motion to adjourn, and with respect to procedural matters pertaining to the conduct of the Annual Meeting. The total expense of soliciting the proxies in the accompanying form will be borne by the Company. While proxies are normally solicited by mail, proxies may also be solicited directly by officers, directors and employees of the Company or its subsidiary, Community West Bank (the “Bank”). Such officers, directors and employees will not be compensated for this service beyond normal compensation to them. If management determines that the Company should engage proxy solicitation agents to obtain sufficient votes for proposals, the cost of such agents would be borne by the Company.
If you properly vote online, by telephone, or by mail, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:
FOR the election of all nominees for director named herein;
FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
FOR ratification of a non-binding advisory resolution approving executive compensation.
For the election of directors (Proposal 1), a shareholder may withhold authority for the proxy holders to vote for any one or more of the nominees by indicating on the proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of the Company. Your proxy does not have an obligation to vote for nominees not identified on the proxy card (that is, write-in candidates). Should any shareholder attempt to “write in” a vote for a nominee not identified on the card (and described in these proxy materials), your proxy will not vote the shares represented by your proxy card for any such write-in candidate, but will instead vote the shares for any and all other indicated candidates. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy will have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy intends to vote all of the proxies in such a manner as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion.
Boxes and a designated blank space are provided on the proxy card for shareholders to indicate if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.
Shares Held in the Name of Your Broker
If your shares are held by your broker, sometimes called “street name” shares, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Proposal 1 (election of directors) and Proposal 3 (executive compensation) are non-routine items on which a broker may vote only if the beneficial owner has provided voting instructions. Proposal 2 (ratification of independent registered public accounting firm) is a routine item.
Procedures For Attending the Annual Meeting
Only shareholders owning the Company’s Common Stock on the Record Date, or their legal proxy holders, are entitled to attend the Annual Meeting. You must present photo identification for admittance. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting. If you are not a shareholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to the Record Date, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.
Quorum for the Meeting
A quorum of shareholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
Voting in Person
If you plan to attend the Annual Meeting and desire to vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.
Shareholders whose shares are registered in their own names may vote through the Internet, by telephone, or by mail, and instructions are set forth on the Shareholder Meeting Notice. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.
Required Vote for Each Proposal
Approval of Proposal 1 (election of directors) requires a plurality of votes cast for each nominee. This means that the 15 nominees who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Abstentions will not have any effect on the outcome of the vote. Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.
Approval of Proposal 2 (ratification of independent registered public accounting firm) and Proposal 3 (executive compensation) require a vote that satisfies two criteria: (i) the affirmative vote for the proposal must constitute a majority of the common shares present or represented by proxy and voting on the proposal at the Annual Meeting; and (ii) the affirmative vote for the proposal must constitute a majority of the common shares required to constitute the quorum. For purposes of Proposals 2 and 3, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2024 is a matter on which a broker or other nominee is generally empowered to vote and, therefore, no broker non-votes are expected to exist with respect to Proposal 2.

Shareholders Entitled to Vote
Only shareholders of record at the close of business on April 25, 2024, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had outstanding 18,869,828 shares of its Common Stock, no par value.
The Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are included on the Company’s online voting site at www.envisionreports.com/ CWBC2024. A paper copy of these materials may be requested online at www.envisionreports.com/CWBC2024, by calling 1-866-641-4276, or by emailing investorvote@computershare.com.
You can also find out more information about us at our website www.cvcb.com. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. On our website you can access electronically filed copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 filings, and amendments to those reports and filings, free of charge. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including the Company.

SHAREHOLDINGS OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Management does not know of any person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below.
The following table sets forth, as of the Record Date, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Company’s directors, Named Executive Officers (“NEO”) and principal shareholders and by the directors and executive officers of the Company as a group. The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of the Record Date. Shares of restricted stock issued to officers and directors are subject to forfeiture to the Company, but are eligible to vote at the Annual Meeting. Information respecting principal shareholders is presented in reliance on information provided by the principal shareholders. For purposes of the table below, the address for all directors and officers is 7100 N. Financial Drive, Suite 101, Fresno, California 93720. The percentage ownership is calculated based on 18,869,828 shares of Common Stock outstanding.

		Positions Held With the Company	Director or Officer Since	Shares Beneficially Owned as of the Record Date
Name	Age			Number		Percent of Class
Robert H. Bartlein	76	Vice Chairman and Director	2024	428,056		2.27%
Suzanne Chadwick	76	Director	2024	1,403		*
Daniel N. Cunningham	87	Director	2000	319,942	(1)	1.70%
Tom L. Dobyns	71	Director	2024	12,245	(2)	*
Daniel J. Doyle	77	Chairman of the Board and Director	2000	96,358	(3)	*
F. T. “Tommy” Elliott, IV	47	Director	2013	86,655	(4)	*
Robert J. Flautt	73	Director	2017	30,194	(5)	*
James J. Kim	48	Chief Executive Officer and Director **	2018	49,823	(6)	*
Blaine C. Lauhon	61	Executive Vice President and Chief Administrative Officer **	2019	20,273	(7)	*
Shannon R. Livingston	41	Executive Vice President and Chief Financial Officer **	2023	6,989	(8)	*
James W. Lokey	76	Director	2024	10,707		*
Patrick A. Luis	63	Executive Vice President and Chief Credit Officer **	2020	25,597	(9)	*
Andriana D. Majarian	51	Director	2020	17,229	(10)	*
Jeffrey M. Martin	50	Executive Vice President and Chief Banking Officer **	2022	12,041	(11)	*
Steven D. McDonald	74	Secretary and Director	2000	354,470	(12)	1.88%
Martin E. Plourd	66	President and Director	2024	228,994	(13)	1.21%
Dorothea D. Silva	51	Director	2019	9,748	(14)	*
William S. Smittcamp	71	Director	2000	168,958	(15)	*
Kirk B. Stovesand	61	Director	2024	75,303	(16)	*
Fourthstone LLC				1,786,450		9.47%
575 Maryville Centre Drive
Suite 110, St. Louis, MO 63141
All directors and executive officers of the Company and the Bank as a group (24 in number)				2,104,890		11.15%

* Beneficial ownership does not exceed one percent of Common Stock outstanding.
**     As used throughout this Proxy Statement, the term “executive officer” means the president, any executive vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company or the Bank. Mr. Lauhon and Mr. Martin are executive officers of the Bank only. Each executive officer serves on an annual basis and must be appointed by the Board of Directors annually pursuant to the Bylaws of the Company (or the Bylaws of the Bank, in the case of Mr. Lauhon and Mr. Martin).
(1)Includes 71,079 shares held by a trust in which Mr. Cunningham is trustee. Includes 87,120 shares held as trustee for the Bradley and Joanne Quinn Living Trust as to which Mr. Cunningham disclaims beneficial ownership, and 122,508 shares held under a power of attorney executed in favor of Mr. Cunningham by Eric Quinn as to which Mr. Cunningham disclaims beneficial ownership. Also includes 2,159 shares of restricted stock that have not vested which Mr. Cunningham has the right to vote.
(2)Includes 8,690 options that are exercisable within 60 days after the Record Date (vested) and treated as issued and outstanding for the purpose of computing the percent of the class owned and the percent of class owned by all Directors and executive officers as a group, but not for the purpose of computing the percent of class owned by any other person.
(3)Includes 90,358 shares held by a trust in which Mr. Doyle is trustee. Also 2,159 shares of restricted stock that have not vested which Mr. Doyle has the right to vote.
(4)Includes 9,210 shares owned of record by Mr. Elliott, IV’s daughter, and 10,000 shares held under a power of attorney executed in favor of Mr. Elliott, IV by F.T. Elliott, III as to which Mr. Elliott, IV disclaims beneficial ownership. Also includes 2,159 shares of restricted stock that have not vested which Mr. Elliott, IV has the right to vote.
(5)Includes 2,159 shares of restricted stock that have not vested which Mr. Flautt has the right to vote.
(6)Includes 9,239 shares of restricted stock that have not vested which Mr. Kim has the right to vote.
(7)Includes 3,073 shares held by a trust in which Mr. Lauhon is trustee and 3,724 shares of restricted stock that have not vested which Mr. Lauhon has the right to vote.
(8)Includes 6,331 shares of restricted stock that have not vested which Ms. Livingston has the right to vote.
(9)Includes 5,882 shares of restricted stock that have not vested which Mr. Luis has the right to vote.
(10)Includes 12,240 shares held by a trust in which Ms. Majarian is trustee, which includes 2,159 shares of restricted stock that have not vested which Ms. Majarian has the right to vote.
(11)Includes 6,280 shares of restricted stock that have not vested which Mr. Martin has the right to vote.
(12)Includes 1,608 shares held by Mr. McDonald’s spouse, and 28,136 shares held by a trust in which Mr. McDonald is a trustee. Also includes 2,159 shares of restricted stock that have not vested which Mr. McDonald has the right to vote.
(13)Includes 137,977 options that are exercisable within 60 days after the Record Date (vested) and treated as issued and outstanding for the purpose of computing the percent of the class owned and the percent of class owned by all Directors and executive officers as a group, but not for the purpose of computing the percent of class owned by any other person.
(14)Includes 4,239 shares held by a trust in which Ms. Silva is trustee. Also includes 2,159 shares of restricted stock that have not vested which Ms. Silva has the right to vote.
(15)Includes 168,958 shares held by a trust in which Mr. Smittcamp is trustee. Also includes 2,159 shares of restricted stock that have not vested which Mr. Smittcamp has the right to vote.
(16)Includes 6,320 options that are exercisable within 60 days after the Record Date (vested) and treated as issued and outstanding for the purpose of computing the percent of the class owned and the percent of class owned by all Directors and executive officers as a group, but not for the purpose of computing the percent of class owned by any other person.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS OF THE COMPANY
The Bylaws of the Company provide a nomination procedure for election of members of the Board of Directors, which procedure is included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may, in his or her discretion, be disregarded by the Chairman of the Annual Meeting and, upon his or her instruction, the inspector of election shall disregard all votes cast for such nominee(s).
The Bylaws of the Company provide that the Board of Directors will consist of not less than nine (9) and not more than fifteen (15) directors. The number of directors is set by the Board of Directors and is currently set at fifteen (15). The authorized number of directors to be elected at the Annual Meeting is fifteen (15). Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.
All proxies will be voted for the election of the following fifteen (15) nominees recommended by the Board of Directors, all of whom are incumbent directors, unless authority to vote for the election of directors is withheld. If any of the nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below. There is no family relationship between any of the directors or principal officers.
NOMINEES FOR THE BOARD OF DIRECTORS
The following is a brief account of the business experience for at least the past five years of each nominee to the Board of Directors. The Company, formerly named Central Valley Community Bancorp, completed an acquisition of Community West Bancshares (“CWB”) on April 1, 2024. Effective with the merger, the Company changed its corporate name from Central Valley Community Bancorp to Community West Bancshares on April 1, 2024. In accordance with the terms of the merger Robert H. Bartlein, Suzanne M. Chadwick, Tom L. Dobyns, James W. Lokey, Martin E. Plourd and Kirk B. Stovesand, former directors of CWB were appointed to the Board of Directors effective April 1, 2024. Under the terms of the merger the Company agreed that these six new directors would be included on the list of nominees for directors presented by the Board of Directors for the Annual Meeting.

ROBERT H. BARTLEIN was appointed as director and Vice Chairman of the Company and Bank on April 1, 2024, following the completion of the acquisition of CWB, where he was a founder and director. He is President and CEO of Bartlein & Company Inc., a property management company founded in 1969 with five California offices as well as offices in other states. Mr. Bartlein is a graduate of the University of Wisconsin-Madison with a degree in Finance, Investments and Banking, and did post-graduate study at the University of Wisconsin-Milwaukee. Mr. Bartlein is past President and a Director of the American Lung Association of Santa Barbara and Ventura Counties. As President of Bartlein & Company, Inc., Mr. Bartlein has substantial real estate experience with broad business exposure. He is knowledgeable in real estate transactions, real estate law, credit analysis, accounting, income tax law and finance. Mr. Bartlein is particularly familiar with the Central Coast real estate market and is active in the community. We believe that Mr. Bartlein’s real estate knowledge and experience, as well as his knowledge of coastal markets qualifies him to serve on our Board.
SUZANNE CHADWICK was appointed as director on April 1, 2024, following the completion of the acquisition of CWB, where she was a director since August 2020. She worked for Santa Barbara Bank & Trust for over 20 years as Senior Vice President and Private Client Relationship Manager and was responsible for the bank’s expansion into Ventura County. Ms. Chadwick is a graduate of Pacific Coast Banking School. As a former Regent at California Lutheran University, she continues her involvement there as a member of the Center for Nonprofit Leadership, the School of Management and KCLU Advisory Boards where she has been active since 1995. Ms. Chadwick had an extensive career in banking cultivating business relationships and private client services. Ms. Chadwick is extremely knowledgeable with the Ventura County banking market and the business community. We believe that Ms. Chadwick’s banking experience and knowledge of coastal markets qualifies her to serve on our Board.
DANIEL N. CUNNINGHAM is a founding director of the Company and the Bank. He is also a Director Emeritus of Quinn Group, Inc. and previously served as its Chief Financial Officer. He holds BS and MS degrees in accounting from Fresno State University and is a Certified Public Accountant, which qualifies him as a financial expert on the Company’s Audit Committee. Mr. Cunningham has been a director of the Company since 2000, a director of the Bank since 1979, and has served on the boards of large privately held companies. He has farmed in the San Joaquin Valley for many years and has served in local non-profit organizations. We believe that Mr. Cunningham’s 43 years of board experience in the banking industry, including 15 years as Chairman, along with extensive knowledge of banking laws and regulations combined with his finance and accounting background qualifies him to serve on our Board and as one of our “financial experts”.

TOM L. DOBYNS was appointed as director on April 1, 2024, following the completion of the acquisition of CWB, where he previously served as a director since June 2017. He has more than 40 years of bank management experience, including most recently as Chief Executive Officer of Mission Community Bank and President and Chief Executive Officer of American Security Bank. He founded Enthusiology, a managerial and leadership consulting firm specializing in strategic planning, executive coaching and energizing the sales process for banks, credit unions and nonprofit organizations. He is a graduate of the University of Southern California, earning Bachelor of Business Administration and Master of Business Administration degrees. Mr. Dobyns is active on several community-based not-for-profit boards. We believe that Mr. Dobyns extensive experience in bank management serving in various executive management capacities including as Chief Executive Officer, his history in leadership and executive coaching qualifies him to serve on our Board.
DANIEL J. DOYLE joined the Company in June of 1998, and served as President and CEO until his retirement in January 2015. Since retiring, Mr. Doyle continued with the Company and the Bank as Chairman of the Boards of each. Prior to coming to the Company, Mr. Doyle served as Regional President for US Bank in Washington State and was the first President and CEO of US Bank of California, both greatly successful tenures leading up to his long career at the Company. Under his leadership the Company experienced phenomenal financial success as one of the safest community banks in California’s San Joaquin Valley. Mr. Doyle’s 52 years of banking experience, his educational achievements, including graduate and undergraduate degrees from the University of Washington, and his solid business values, contributed greatly to the Company’s success. Mr. Doyle’s history of service on the many boards and committees of various banking industry groups spans his entire career. He has a reputation throughout the community for his thoughtful leadership, giving nature, and generous community service. We believe Mr. Doyle’s extensive knowledge of the banking regulations and financial markets, including 52 years of banking experience along with a keen understanding of the markets in which the Company serves qualifies him to serve on our Board.
F. T. “TOMMY” ELLIOTT, IV became a Director of the Company and Bank in 2013 following the Company’s acquisition of Visalia Community Bank, where Mr. Elliott served as Chairman of the Board. Mr. Elliott is the owner and Chairman of both Wileman Bros. & Elliott, Inc., a grower, packer and shipper of California fresh citrus, and of Kaweah Container, Inc., a premier independent corrugated manufacturer. Mr. Elliott is a member of the Young Presidents Organization and a former director of the Boys and Girls Clubs of Tulare County. We believe Mr. Elliott’s strong business acumen as well as his banking experience in addition to his knowledge of our geographic markets and our client base well qualifies him to serve on our Board.
ROBERT J. FLAUTT is the retired former President, CEO and a Director of Folsom Lake Bank, culminating his long career in the banking industry upon the acquisition by the Company in 2017 when he was appointed as a director of the Company and the Bank. He is a respected business leader in the Greater Sacramento Region and has a prominent record of service on the boards of, or in executive positions with, many local community service and non-profit organizations. We believe Mr. Flautt’s 43 years of experience in the banking industry, including his keen understanding of banking laws and regulations, his high level of understanding of the Board’s roles and responsibilities based on his service on other bank boards, and his extensive knowledge of the greater Sacramento communities qualifies him to serve on our Board.
JAMES J. KIM has served as Director and Chief Executive Officer of the Company and Bank since November 1, 2021. Mr. Kim had served as Executive Vice President and Chief Operating Officer of the Bank from February 2019 to November 2021. Mr. Kim joined the Bank as Executive Vice President and Chief Administrative Officer in January 2018 with over 20 years of bank leadership expertise, most recently serving in the positions of controller, chief operations officer, chief financial officer and chief executive officer for financial institutions in the Greater Sacramento Region. He began his career working for an international accountancy and business advisory firm in Sacramento. He obtained his BS in Accountancy and MBA from California State University, Sacramento. In addition to his proven leadership of the Company and his extensive experience in banking laws and regulations, we believe Mr. Kim’s extensive knowledge of the financial markets and the markets in which the Company serves qualifies him to serve as President and CEO of our Company and to serve on our Board.
JAMES W. LOKEY was appointed as director on April 1, 2024, following the completion of the acquisition of CWB, where he previously served as a director since 2015. Mr. Lokey has more than 50 years of bank management experience, including Chairman of the Board and Chief Executive Officer of Mission Community Bancorp (2010-2014); President of Rabobank, N.A. (2007-2009); President and Chief Executive Officer of Mid-State Bank & Trust (2000-2007); President and Chief Executive Officer of Downey Savings (1997-1998); Executive Vice President of First Interstate Bank/Wells Fargo Bank (1973-1996) and Past Chairman of California Bankers Association. He has significant ties in the communities of the Central Coast, including serving as a member of the President’s Cabinet at Cal Poly State University in San Luis Obispo; a Director of Cal Poly Corporation and Chairman of its investment committee; and Director of French Hospital Medical Center. Since retiring in 2014, Mr. Lokey has been active as a consultant and featured speaker regarding director education, enterprise risk management and mergers and acquisitions. Mr. Lokey has spent virtually his entire career serving the banking industry, including many years as Chairman and Chief Executive Officer. He is extremely knowledgeable with the San Luis Obispo business community and banking market. We believe that Mr. Lokey’s past banking experience and knowledge, his leadership advocating on behalf of California Banks, and his deep knowledge of the central coast communities, qualifies him to serve on our Board.
ANDRIANA D. MAJARIAN has served as a director of the Company and Bank since 2020. Ms. Majarian is an Executive Director of Valley Children’s Healthcare Foundation. Prior to her current role at Valley Children’s Healthcare Foundation, she was Global Head of Customer Success of TELUS Agriculture. TELUS is recognized as one of the largest and most-profitable Ag technology companies in the world. Ms. Majarian oversaw all aspects of TELUS Agriculture’s global business operations throughout North America, South America, Australia, and Europe. Her experience and leadership at TELUS was focused in developing and delivering technology-driven business services and solutions, building globally-connected capabilities across the agricultural, food, and packaged goods industries. For nearly 17 years, Ms. Majarian has been driving organizational growth, leading cross-function teams, and developing a software-as-a-service model, earning the trust of her team and clients as a creative and bottom-line motivated leader. An alumna of California State University, Fresno, she believes in giving back to her community and mentoring the next generation of leaders. She is a past president of the Big Fresno Fair and the Friends of the Fair. We believe that Ms. Majarian’s extensive knowledge and leadership experience within the Agricultural industry, combined with her professional expertise, technology-driven business solutions, and sales and agribusiness background qualifies her to serve on our Board.
STEVEN D. McDONALD has served as a director for the Company since its inception in 2000, the Bank since 1990 and currently serves as the Secretary of the Boards of Directors of the Company and the Bank. Mr. McDonald is President of McDonald Properties, Inc., with interests in cattle ranching, mobile home park management and other real estate investments. Mr. McDonald is also the owner/broker of SDM Realty, specializing in ranch brokerage. Mr. McDonald serves his industry and community through many non-profit offices and directorships, both locally and state wide. We believe that Mr. McDonald’s extensive management and leadership experience in the cattle ranching and the real estate industries, his expertise and his experience as a non-profit director, as well as his audit committee leadership qualifies him to serve on our Board.
MARTIN E. PLOURD was appointed as a director for the Company and Bank and President of the Company on April 1, 2024, following the completion of the acquisition of CWB, where he previously served as a director since 2011. Mr. Plourd has been in banking for 44 years. From July 2009 to 2011, he has worked as a consultant on engagements with bank strategic planning, acquisitions, and compliance. From July 2005 to July 2009, Mr. Plourd served first as Chief Operating Officer and then President and Director of Temecula Valley Bank, Temecula, California. Prior to that, Mr. Plourd spent 18 years with Rabobank/Valley Independent Bank, El Centro, California. Mr. Plourd is a graduate of Stonier Graduate School of Banking and California State Polytechnic University. He has served on several community/non-profit organizations. Currently serving as a Trustee for the Foundation for Cottage Rehabilitation & Goleta Valley Cottage Hospitals, serving on the Finance, Audit, and Investment committees. Mr. Plourd is a board member for the Scholarship Foundation of Santa Barbara and a member of the Rotary Club of Goleta. He is also an executive board member of California Bankers Association and is an advisory board member for the College of Agriculture at California State Polytechnic University, Pomona (Cal Poly). Through his numerous executive positions Mr. Plourd, he has a substantial financial services’ background, including management, lending, marketing and bank operations. We believe that Mr. Plourd’s experiences qualifies him to serve on our Board and to provide the Company with effective leadership in the conduct of its business and strategic initiatives.
DOROTHEA D. SILVA has served as a director for the Company and Bank since 2020. Ms. Silva is a partner with BPM LLP and a certified public accountant (CPA) with over 20 years of tax and accounting experience. Prior to her position with BPM LLP, she was a partner with Avaunt and Chavez Silva & Co. She also held positions at Williams & Olds CPA and Arthur Andersen. Her strengths abound in the diverse industry knowledge of the clients she serves, including financial services, construction, real estate, food processing, manufacturing, retail, professional services and an array of nonprofits. We believe that Ms. Silva’s extensive knowledge and leadership experience combined with her finance and accounting background qualifies her to serve on our Board, the Audit Committee, and as one of our “financial experts.”
WILLIAM S. SMITTCAMP has served as a director for the Company since its inception in 2000 and the Bank since 1987. Mr. Smittcamp is President and owner of Wawona Frozen Foods and is involved as a principle in other family related businesses. Wawona Frozen Foods, located in the San Joaquin Valley grows, processes and supplies over 125 million pounds of frozen fruit products worldwide. Mr. Smittcamp is a graduate of California State University, Fresno, and has given major grants to the Honors College, CSUF Ag and the Food Sciences Departments. Mr. Smittcamp serves on and was past chair of the Board of Trustees for Children’s Hospital Central California, is a member of the Board of Governors of Fresno State, and is a Board member of the Garfield Water District. He has also been a leader in state and national organizations such as California League of Food Processors and the American Frozen Food Institute. Mr. Smittcamp is a long-standing member of the Board of Directors of our Company and Bank. We believe Mr. Smittcamp’s strong business experience and leadership, his extensive network of business relationships within our market area, his understanding of the agricultural and food service industries, and his high level of understanding of the Board’s roles and responsibilities based on his service on our Board, qualifies him to serve on our Board.
KIRK B. STOVESAND was appointed as director on April 1, 2024, following the completion of the acquisition of CWB, where he previously served as a director since 2003. He is a partner of Walpole & Co., a Certified Public Accounting and Consulting firm founded in 1974. Mr. Stovesand received a Bachelors Degree in Business Economics from the University of California Santa Barbara, a Masters Degree in Taxation from Golden Gate University, and a Master Certificate in Global Business Management from George Washington University. He is also a Certified Financial Planner and has been on the boards of many profit and nonprofit organizations. Mr. Stovesand is a member of the American Institute of Certified Public Accountants. Mr. Stovesand has a broad financial background and serves as a partner of an accounting and consulting firm. He has a CPA, a CFP, and a Masters in taxation. Mr. Stovesand is active on boards of for-profit and not-for-profit organizations. We believe that Mr. Stovesand’s background qualifies him to serve on our Board, the Audit Committee, and as one of our “financial experts.”

The Board of Directors recommends the election of each nominee. The proxy holders intend to vote all proxies they hold in favor of the election of each of the nominees. If no instruction is given, the proxy holders intend to vote FOR each nominee listed.

The following table provides information regarding the members of our Board of Directors, including certain types of knowledge, skills, experiences or attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business or industry. The table does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, that absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean that the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill, experience or attribute listed below may vary among the directors.

	Bartlein	Chadwick	Cunningham	Dobyns	Doyle	Elliott	Flautt	Kim	Lokey	Majarian	McDonald	Plourd	Silva	Smittcamp	Stovesand
Knowledge, Skills, and Experience
Public Company Board Experience	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Financial	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Risk Management	X		X	X	X	X	X	X	X		X	X		X	X
Accounting	X		X		X	X		X	X	X	X	X	X		X
Corporate Governance/Ethics	X		X	X	X	X	X	X	X	X	X	X	X	X	X
Legal/Regulatory Compliance	X		X	X	X		X	X	X	X	X	X	X		X
HR/Compensation	X	X	X	X	X	X		X		X		X	X
Executive Experience	X	X	X	X	X	X	X	X	X	X	X	X		X
Banking Operations	X	X		X	X	X	X	X	X			X	X
Strategic Planning/Oversight	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Technology	X			X	X	X		X		X		X	X
Mergers and Acquisitions	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Board Tenure
Years	*	*	24	*	24	11	6	3	*	4	24	*	4	24	*
* Directors were appointed on April 1, 2024

The following table summarizes the diversity of our Board.
Demographics
Race/Ethnicity
African American
Asian/Pacific Islander								X					X
White/Caucasian	X	X	X	X	X	X	X		X	X	X	X		X	X
Hispanic/Latino
Native American
Gender
Female		X								X			X
Male	X		X	X	X	X	X	X	X		X	X		X	X

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK
The following is a brief account of the business experience for at least the past five years of each of the executive officers of the Company and the Bank.
Biographical information for James J. Kim is found under “Nominees for the Board of Directors.”
DAWN M. CAGLE became Executive Vice President and Chief Human Resources Officer of the Bank in November 2021. Prior to that time, Ms. Cagle served as Senior Vice President, Human Resources Manager since joining the Bank in 2018. Prior to joining the Bank, Ms. Cagle had over 30 years of experience in Human Resources, most recently as the Chief Human Resources Officer at a large non-profit organization. Ms. Cagle has a Bachelor’s degree in Business Administration with an emphasis in Human Resources from California State University, Fresno and has professional certifications in Human Resources through the Society of Human Resources Management.
WILLIAM F. FILIPPIN was named Executive Vice President, Regional Executive of the Bank on April 1, 2024. Mr. Filippin was previously President of Community West Bank, N.A., which was acquired by the Bank on April 1, 2024. He was with Community West Bank, N.A. since June 2015 and served as a Director since 2022. Prior to joining Community West Bank, N.A. in 2015, Mr. Filippin served at Heritage Oaks Bank (and Mission Community Bank until it was merged into Heritage Oaks Bank in February 2014) as Market Area President from March 2012 to May 2015; Executive Vice President and Chief Credit Officer from August 2010 to March 2012; and, Senior Vice President and Credit Administrator from April 2009 to August 2010. Mr. Filippin is a founding member of the Paso Robles Optimist Club, served as President of the Paso Robles Kiwanis Club, and Chairman of the Arroyo Grande Chamber of Commerce. He holds degrees in Agriculture Business Management from Cal Poly San Luis Obispo and from The Graduate School of Banking at the University of Wisconsin-Madison.
TERESA GILIO was named Executive Vice President of the Bank in February 2019. Prior to that time, Ms. Gilio served as Senior Vice President, Central Operations since joining the Bank in 2009. Prior to joining the Bank, Ms. Gilio served in leadership positions for three major financial institutions as branch manager, senior lender, and senior vice president and sales manager for a California statewide branch network overseeing small business lending. She began her career at one of the top three banks in Ontario, Canada and is a graduate from the management training program through the Bank of Nova Scotia.
BLAINE C. LAUHON was named Executive Vice President, Chief Administrative Officer on April 1, 2024, previously serving as Executive Vice President, Chief Banking Officer of the Bank since November 2021. Mr. Lauhon served as Executive Vice President, Market Executive of the Bank from July 2019 until November 2021. Mr. Lauhon joined the Bank in 2017 as Senior Vice President, Senior Credit Officer with over three decades of financial experience. Mr. Lauhon has extensive bank leadership, and commercial and agribusiness lending expertise. He holds educational degrees from Dartmouth College Graduate School of Credit and Financial Management, University of Colorado Graduate School of Banking, and a B.S. in Agricultural Business from California State University, Chico.
SHANNON R. LIVINGSTON was named Executive Vice President and Chief Financial Officer of the Company and Bank in February 2023. Ms. Livingston joined the Company as an accomplished finance and accounting expert serving financial institutions with assets up to $18 billion, including 10 years with Moss Adams LLP in corporate strategic planning, financial management, accounting, risk management, auditing and regulatory reporting. Immediately prior to joining the Company, she served in the roles of Executive Vice President, Chief Financial Officer; Vice President, Controller; and Vice President, Internal Controls and Financial Reporting Manager for California financial institutions with asset sizes ranging from $200 million to $18 billion. She is a certified public accountant (CPA). Ms. Livingston graduated from Stanford University with a Bachelor of Arts, Economics degree.
PATRICK A. LUIS was named Executive Vice President and Chief Credit Officer of the Company and Bank in August 2020. Mr. Luis joined the Company with over 35 years of bank credit management expertise, most recently serving as Chief Risk Officer of an agricultural lending cooperative. For over 30 years prior to that time, Mr. Luis served as Executive Vice President and Division Manager for Wells Fargo Bank, NA. Mr. Luis received his B.S. in Agricultural Business from California State University, Fresno, and is a graduate of the Banking and Finance program from Pacific Coast Banking School
JEFFREY M. MARTIN was named Executive Vice President, Chief Banking Officer on April 1, 2024. Mr. Martin served as Executive Vice President, Market Executive from April 2022 until April 2024. Mr. Martin joined the Bank with over 20 years leadership expertise, proven industry growth results, a drive for high client satisfaction and successful team development, most recently with a California community bank where he was a regional president, covering a similar northern area territory in the state. He received his Bachelor of Science degree from California State University, Sacramento, and as a community steward, he has served and assisted numerous nonprofit organizations throughout his career.
A. KENNETH RAMOS was named Executive Vice President, Regional Executive on April 1, 2024. Mr. Ramos served as Executive Vice President, Market Executive of the Bank from July 2019 until April 2024. Mr. Ramos is a seasoned banker who joined the Bank with nearly two decades of bank leadership, agribusiness and commercial banking experience, most recently with a major commercial bank as the Business Banking President overseeing the Central Valley region. He received his B.S. in Agricultural Business, Finance from California Polytechnic State University, San Luis Obispo, and is a graduate of the Banking and Finance program from Pacific Coast Banking School.
TIMOTHY J. STRONKS was named Executive Vice President and Chief Risk Officer of the Bank on April 1, 2024. Mr. Stronks previously served as Executive Vice President, Chief Operating Officer and Chief Risk Officer of Community West Bank, N.A, which was acquired by the Bank on April 1, 2024. Mr. Stronks prior roles included Senior Vice President, Deputy Director of Operations with Rabobank and prior to that as Executive Vice President for Pacific Premier Bank and Executive Vice President, Chief Information Officer of Heritage Oaks Bank (which was acquired by Pacific Premier Bank in March 2017). Mr. Stronks also previously held various positions at Business First National Bank (acquired by Heritage Oaks Bank) in Santa Barbara, CA and Santa Barbara Bank and Trust. Mr. Stronks is a Certified Information Security Manager and serves on the board of the Science and Engineering Council of Santa Barbara. Mr. Stronks is a graduate of Pacific Coast Banking School, holds a Bachelor of Arts degree in International Political Science and Slavic Languages and Literatures from the University of California at Santa Barbara, and an MBA in IT Management from Western Governors University.

Director Independence
The Board of Directors has determined that each of the following members are “independent” under the standards of the Nasdaq Stock Market: Robert H. Bartlein, Suzanne Chadwick, Daniel N. Cunningham, Tom L. Dobyns, Daniel J. Doyle, F.T. “Tommy” Elliott, IV, Robert J. Flautt, James W. Lokey, Adriana D. Majarian, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp, and Kirk B. Stovesand.
Board Leadership Structure
The position of Chairman of the Board is separate from the position of Chief Executive Officer for each of the Company and the Bank. Our Chairman of the Board, Daniel J. Doyle, became President and Chief Executive Officer of the Company upon its organization in 2000, and served as Chief Executive Officer of the Bank since June 1998. He retired as CEO and President of the Company and the Bank in January 2015. We believe this leadership structure enables separation of duties and independent oversight of the operating organization. According to the NASDAQ listing requirements, Mr. Doyle was considered an independent director beginning on January 1, 2019.
On April 1, 2024, the Company established an executive committee, consisting of the following members: Daniel J. Doyle (Chair), Robert H. Bartlein, James W. Lokey, Andriana D. Majarian and Steve D. McDonald. James J. Kim and Martin E. Plourd will serve as the initial advisors to the Executive Committee. The Executive Committee will possess and exercise such powers and functions of the Board of Directors as may be delegated by the Board of Directors subject to the Company’s articles of incorporation and bylaws and applicable law.

Role of Board of Directors in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including interest rate risk, economic risks, environmental, cybersecurity, and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day identification and management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Company’s Chairman meets regularly with the Chief Executive Officer and other senior officers to discuss strategy and risks facing the Company. Senior management is available to address any questions or concerns raised by the Board on risk management and any other matters. Periodically, the Board of Directors receives presentations from senior management on strategic matters involving the Company’s operations. The Board holds strategic planning sessions with senior management to discuss strategies, key challenges and risks and opportunities for the Company.
While the Board is ultimately responsible for risk oversight at the Company, the Board’s various standing committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, credit risk, liquidity risk, reputation risk, compliance with legal and regulatory requirements, and cybersecurity and discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee or the Board. The Compensation Committee of the Board assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs. The Nominating and Corporate Governance Committee of the Board assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for the Company’s Directors and executive officers and corporate governance.

Board Stock Ownership Policy
During 2020, the Board of Directors adopted a resolution to require directors and executive management committee members to each own a minimum of 2,000 shares of Common Stock, separate and apart from any grants of Common Stock or Restricted Stock provided to them by the Company, for directors within the later of two years of director appointment, and for executives within the later of five years of adoption of the policy or executive appointment. As of December 31, 2023, all directors and named executive officers were in compliance with the Company stock-ownership requirements.
Board and Committee Meeting Attendance
During the fiscal year ended December 31, 2023, our Board of Directors held a total of 14 meetings, which included ten regularly scheduled meetings and four special meetings. Each incumbent director who was a director during 2023 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by the standing committees of the Board on which such director served.
Director Attendance at Shareholder Meetings
The Company does not have a policy which specifically addresses director attendance at shareholder meetings. However, 11 of the 12 directors were in attendance at the 2023 Annual Meeting of Shareholders on May 17, 2023.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors maintains the following standing committees: Compensation Committee, Nominating Committee, Strategic Planning Committee and Audit/Compliance Committee.
Compensation Committee
The Compensation Committee performs the function of a compensation committee for the Company and the Bank. All of the members of the Compensation Committee are independent directors as defined under the rules of the Nasdaq Stock Market as currently in effect. The Committee is composed of Robert H. Bartlein as Chairman, and Messrs. Cunningham, Dobyns, Elliott, and Smittcamp. The Committee has adopted a charter that outlines its policy with respect to executive and directors’ compensation and equity awards and incentive compensation awards and plans.
A copy of the Compensation Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistant Corporate Secretary, Community West Bancshares, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.
The Committee held five meetings during 2023. The Committee (1) oversees matters relating to employment, compensation and management performance of key executive officers; (2) formally evaluates the performance of the President/CEO annually; (3) reviews and approves the compensation of executive officers; (4) approves incentive compensation and other benefits, including incentives, deferred compensation plans and equity compensation for the President/CEO and other key executive officers; (5) reviews and makes recommendations to the Board of Directors regarding retirement policies or any other compensation policies relating to the Board of Directors; (6) makes recommendations regarding fees, stock option grants and other benefits for the directors; and (7) in consultation with management, oversees regulatory compliance with respect to compensation matters.
Nominating Committee
The Nominating Committee is composed of Mr. Smittcamp as Chairman, Ms. Majarian, and Messrs. Bartlein, McDonald and Stovesand. All of the members of the Committee are independent directors as defined under the rules of the Nasdaq Stock Market as currently in effect.
The Committee held four meetings during 2023. The Committee annually makes recommendations for the nomination of directors to the full Board of Directors. All of the nominees for the Board of Directors were approved by the Nominating Committee.
The Committee adopted a charter which outlines its policy with respect to considering director candidates. A copy of the Nominating Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistant Corporate Secretary, Community West Bancshares, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.

Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Company entitled to vote for election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the Chief Executive Officer or President of the Company not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the Chief Executive Officer or President of the Company not later that the close of business on the tenth day following the day on which the notice of meeting is mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance with these provisions shall be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.
The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. In order for shareholder suggestions regarding possible candidates for director to be considered by the Committee, such information should be provided to the Committee in writing as specified by the bylaws of Community West Bancshares. Shareholders should include in such communications the name and biographical data of the individual who is the subject of the communication and the individual’s relationship to the shareholder. The Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board of Directors a variety of experience and backgrounds, evidence leadership in their particular fields, demonstrate the ability to exercise sound business judgment and have substantial experience in business and outside the business community in, for example, the academic or public communities. Each of the individuals nominated to serve as a director has been determined by the Committee to meet such qualifications. The Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.
Consideration of Diversity of the Board of Directors. In considering diversity of the Board (in all aspects of that term) as a criteria for selecting nominees in accordance with its charter, the Corporate Governance and Nominating Committee takes into account various factors and perspectives, including differences of viewpoint, high quality business and professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.
Strategic Planning Committee
The Strategic Planning Committee develops, along with the Board of Directors and management, the Company’s Strategic Plan. It also is responsible for reviewing potential locations for offices of the Bank, overseeing premises-related matters, and reviewing feasibility of potential mergers/acquisitions. Members of the Strategic Planning Committee are Mses. Chadwick, Majarian, and Silva, and Messrs. Bartlein, Cunningham, Dobyns, Doyle, Elliott IV, Flautt, Kim, Lokey, McDonald, Plourd, Smittcamp, and Stovesand. The Committee met two times in 2023.
Audit/Compliance Committee
The Audit/Compliance Committee of the Company’s Board of Directors is composed of Mr. McDonald as Chairman, Mses. Chadwick and Silva, and Messrs. Cunningham, Dobyns, and Stovesand. In accordance with its charter, all of the members of the Audit/Compliance Committee are independent directors as defined under the rules of the SEC and the Nasdaq Stock Market as currently in effect. The Board of Directors has determined that Mr. Cunningham, Ms. Silva and Mr. Stovesand are the “audit committee financial experts” as defined under applicable SEC rules.
The Company’s Audit/Compliance Committee held eight meetings during 2023. The functions of the Audit/ Compliance Committee are to recommend the appointment of and to oversee the independent registered public accounting firm who audits the books and records of the Company for the fiscal year for which they are appointed, to approve each professional service rendered by such accountants and to evaluate the possible effect of each such service on the independence of the Company’s accountants. The Audit/Compliance Committee also reviews internal controls and reporting procedures of the Bank’s branch offices, periodically consults with the independent registered public accounting firm with regard to the adequacy of internal controls, and reviews and recommends inclusion of the audited consolidated financial statements in regulatory reports, and reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Report of Audit/Compliance Committee
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following report of the Audit/Compliance Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit/Compliance Committee of the Community West Bancshares Board of Directors (the Audit Committee) is composed of independent directors and operates pursuant to a Charter adopted by the Board of Directors. A copy of the Company’s Audit Committee charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistant Corporate Secretary, Community West Bancshares, 7100 N. Financial Drive, Suite 101, Fresno, California 93720. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm, Moss Adams LLP.
The function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out appropriate audits and reviews, auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Committee has considered and discussed the consolidated audited financial statements with management, and the independent registered public accounting firm, with, and without, management present. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16, Communication with Audit Committees, as currently in effect. The Committee has also discussed with management and the independent registered public accounting firm the quality and adequacy of the internal controls of the Company.
Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with them their independent status. The independent registered public accounting firm did not perform any prohibited services for the Company.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that the Company’s independent registered public accounting firm are in fact “independent”.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT/COMPLIANCE COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Steven D. McDonald (Chairman)
Daniel N. Cunningham
Robert J. Flautt
Gary D. Gall*
Dorothea D. Silva
William S. Smittcamp                                     March 13, 2024

*Retired from the board effective April 1, 2024.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to fiscal 2023.

NEO	Title
James J. Kim	President and Chief Executive Officer (“CEO”)
Shannon R. Livingston	Executive Vice President and Chief Financial Officer (“CFO”)
Blaine C. Lauhon	Executive Vice President, Chief Banking Officer
Patrick A. Luis	Executive Vice President, Chief Credit Officer
Jeffrey M. Martin	Executive Vice President, Market Executive

Executive Summary
Business Highlights
The Company generated solid financial results for 2023. The Company’s core business continued to expand, benefiting from our nearly 44-year community bank relationship model that’s consistently delivered throughout our territory. In October 2023, the Company, formerly named Central Valley Community Bancorp announced an acquisition of Community West Bancshares. The acquisition was completed on April 1, 2024, at which time the Company assumed the name Community West Bancshares. Specific financial highlights include:
•Net income of $25.5 million, and diluted earnings per common share of $2.17 for the year ended December 31, 2023, compared to $26.6 million and $2.27 per diluted common share for the year ended December 31, 2022.
•Net loans increased $30.7 million or 2.5%, and total assets increased $10.9 million or 0.5% at December 31, 2023, compared to December 31, 2022.
•Total deposits decreased 2.8% to $2.04 billion at December 31, 2023, compared to December 31, 2022.
•Total cost of deposits increased to 0.72% for the year ended December 31, 2023 from 0.06% for 2022.
•Capital positions remain strong at December 31, 2023 with an 9.18% Tier 1 Leverage Ratio; a 12.78% Common Equity Tier 1 Ratio; a 13.07% Tier 1 Risk-Based Capital Ratio; and a 16.08% Total Risk-Based Capital Ratio.
2023 Compensation Highlights
The Compensation Committee took the following compensation-related actions for fiscal 2023:
•Base Salaries: The Compensation Committee approved base salary adjustments (other than promotional-related increases). Increases for the year ranged from 6.9% to 23.5%. These adjustments were made to better align base salaries with market competition and to align with responsibilities as assigned. See Base Salary discussion below for more information.
•Annual Incentives: The Compensation Committee approved annual cash and stock incentive awards based on the achievement of specific financial, strategic and operational objectives. Based on 2023 actual results, annual incentives for NEOs ranged from $82,250 to $262,353, or 35.0% to 53.0% of base salary, based on an incentive plan whereby predetermined performance goals were achieved.
•Long-Term Incentives: Per the terms of Mr. Kim’s employment agreement, Mr. Kim was awarded a restricted stock grant equal to twenty-five percent of his salary on February 2, 2023. The other NEOs were awarded restricted stock grant awards on May 17, 2023 with fair value ranging from $30,000 to $88,000. See the Equity Compensation section below for further detail.

For more information, refer to the section entitled “Components of Executive Officer Compensation.”

Role of Shareholder Input and Say-on-Pay
The Compensation Committee has been mindful of the strong support our shareholders expressed for our compensation program when making executive compensation decisions. The Compensation Committee will continue to consider our shareholders’ views when making executive compensation decisions in the future. Last year, our non-binding shareholder advisory vote on executive compensation (“say-on-pay”) was approved with approximately 95% of voting shareholders casting their votes in favor of the say-on-pay resolution.

Good Compensation Governance Practices and Policies
Our executive compensation program is designed to support our pay-for-performance culture and have strong alignment with the interests of our shareholders. We believe the following policies and practices within our executive compensation program promote strong governance principles and are in the best interests of our shareholders:

What We Do		What We Don’t Do
☑	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results	☒	No tax gross ups
☑	Maintain share ownership guidelines for directors and executive officers	☒	No repricing or exchange of underwater options without shareholder approval
☑	Maintain anti-hedging and anti-pledging policies	☒	No option or stock appreciation rights granted below fair market value
☑	Maintain a robust Clawback Policy applicable to senior executives
☑	Use an independent compensation consultant reporting directly to the Compensation Committee

.
What Guides Our Program
Our Compensation Philosophy
The Company’s executive compensation program is designed to enhance shareholder value by aligning the interests of the NEOs with those of the Company’s shareholders. The program has two primary objectives: to ensure compensation is competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead our success; and to focus NEOs on the achievement of specific short- and long-term performance objectives that drive business results.
The Principal Elements of Pay
Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash and Shares of Company Stock (Variable)	Reward executives for delivering on annual financial, operational, and strategic objectives that contribute to shareholder value creation
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive shareholder value creation and support the Company’s retention strategy
As discussed later in this CD&A, the Company also provides the NEOs with retirement benefits, limited perquisites and other personal benefits, as well as severance and change-in-control protection.
Our Decision Making Process
The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board of Directors (“the Board”). The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Committee’s charter, which is available on the Company’s website at www.cvcb.com.
The Role of the Compensation Committee. The Compensation Committee periodically reviews, assesses and monitors the performance, and regularly reviews the design and function, of the Company’s incentive compensation arrangements to ensure that any risk-taking incentives are consistent with regulatory guidance and the safety and soundness of the organization. The Compensation Committee is responsible for assessing and approving the total compensation paid to the CEO, NEOs, and all other executive officers. The Compensation Committee is responsible for determining whether the compensation paid to each of these executives is fair, reasonable, and competitive, and whether the compensation program serves the interests of the Company’s shareholders.
The Role of Management. The CEO does not participate in the Compensation Committee’s determination of his own compensation; however, he makes recommendations to the Compensation Committee for each of the other NEOs. The CEO bases these recommendations on his assessment of each executive’s individual performance, as well as the achievement of the overall Company goals for the fiscal year. The Compensation Committee reviews the CEO’s recommendations, makes adjustments as it determines appropriate, and approves compensation at its sole discretion.
The Role of the Independent Consultant. The Compensation Committee periodically engages an independent compensation consultant to provide expertise on competitive pay practices and program design. Pursuant to authority granted to it under its charter, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for 2022 and 2024. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC and Nasdaq requirements.
The Role of the Peer Group and Benchmarking. The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. In March 2022, the Compensation Committee engaged Pearl Meyer to assist with a comprehensive review of compensation for our executives. The Compensation Committee utilized data and recommendations obtained from Pearl Meyer for establishing 2023 compensation opportunities for our NEOs. In consultation with Pearl Meyer, the Compensation Committee approved a compensation peer group for the market analysis based on the following selection criteria: (1) commercial banks; (2) within 0.5 to 2.5 times the Company’s asset size; and (3) headquartered in California. These criteria resulted in a peer group consisting of the following 12 financial institutions:

* Bank of Marin Bancorp	* Oak Valley Bancorp
* BayCom Corp	* Five Star Bancorp
* California BanCorp	* Sierra Bancorp
* First Northern Community Bancorp	* United Security Bancshares
* Heritage Commerce Corp	* Farmers & Merchants Bancorp
* American Riviera Bancorp	* Community West Bancshares (1)
(1) Financial Institution acquired by the Company on April 1, 2024
While the Compensation Committee considered the results of the benchmarking analysis for purposes of setting 2023 compensation levels, it was not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.

Components of Executive Officer Compensation

Base Salaries

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. Base salaries may be adjusted from time to time to realign them with market levels, if appropriate.
The Compensation Committee approved the following adjustments for 2023 for each of the NEOs:

	2022 Base Salary ($)	2023 Base Salary ($)	%
NEO	(effective March 1, 2022)	(effective March 1, 2023)	Adjustment
James J. Kim	$425,000	$525,000	23.5%
Shannon R. Livingston (1)	N/A	300,000	N/A
Blaine C. Lauhon	242,000	270,000	11.6%
Patrick A. Luis	248,000	265,000	6.9%
Jeffrey M. Martin	215,000	235,000	9.3%
(1)    Ms. Livingston was hired as Chief Financial Officer in February 2023.

Increases to the base salaries in 2023 of Mr. Kim and the other NEOs were driven by a realignment to market levels based on the benchmarking analysis in addition to each individual’s contributions to their current roles.
Annual Incentive Compensation
The NEOs have the opportunity to earn a performance-based annual incentive award. Actual award payouts depend on the achievement of pre-established performance objectives. Target annual award opportunities are expressed as a percentage of base salary and were established according to the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. The 2023 target award opportunities were as follows:

NEO	Target Award Opportunity (as a % of Base Salary)	Target Award Opportunity ($)
James J. Kim (1)	50%	$262,500
Shannon R. Livingston (2)	50%	150,000
Blaine C. Lauhon (2)	45%	121,500
Patrick A. Luis (2)	35%	92,750
Jeffrey M. Martin (2)	35%	82,250
(1)    As provided in his Employment Agreement
(2)    As provided in the Senior Management Incentive Plan

The annual performance-based incentives are designed to focus the NEOs on the Company’s performance objectives related to asset quality, growth, and profitability. Actual awards are based on the achievement of the predetermined performance objectives and may be delivered as a mix of cash and unrestricted shares of the Company’s common stock.

2023 Performance Objectives and Results

The performance objectives upon which our NEOs’ performance-based incentive awards are determined are directly linked to the key drivers of our business. The performance objectives and weightings for the for each of the NEOs depend on their role within the Company and accountability for driving results towards goals for specific areas of the business. Performance objectives and weightings for each of the NEOs were determined by the Compensation Committee at the beginning of the year based on the Company’s business priorities, and the roles and responsibilities of each of the NEOs for executing on such goals during the year as set forth in the table below:

Performance Objectives	Mr. Kim	Ms. Livingston	Mr. Lauhon	Mr. Luis	Mr. Martin
	CEO	CFO	CBO	CCO	Market Executive
Net Consolidated Income	30%	25%	35%	25%	35%
YTD Average Loans Outstanding	15%	15%	20%	15%	20%
YTD Average Total Deposits	10%	15%	15%	15%	15%
Classified/Criticized Loans/Gross Loans	10%	25%	20%	25%	20%
NIE/Average Assets	10%	20%	10%	20%	10%
Peer Performance (ROA) Percentile	10%	—	—	—	—
Leadership & Shareholder Value	15%	—	—	—	—
TOTAL	100%	100%	100%	100%	100%

Eighty-five percent (85%) of Mr. Kim’s 2023 incentive opportunity was directly tied to the Company’s financial performance. The remaining 15% of the incentive opportunity was based on the achievement of qualitative goals in such areas as strategic planning, leadership, marketing, regulatory compliance, community involvement, franchise value, and shareholder relations. For the other NEOs, the total incentive opportunity was directly tied to the Company’s financial performance.

Target performance levels for each of the performance objectives were determined by the Board and the Compensation Committee at the beginning of the year as part of the annual budgeting process and are intended to be sufficiently challenging. Actual award payouts are determined depending on the level of performance achieved and can range between 0% and 150% of target. Corporate performance results between threshold and target and between target and maximum are calculated on a straight-line interpolation. The table below outlines performance objectives and actual results for 2023 (dollars in thousands):

	Level of Performance			Actual Results
Performance Objectives	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Actual 2023 Performance	% of Payout Achieved
Net Consolidated Income (1)	$25,686	$30,219	$34,752	$26,429	58.20%
YTD Average Loans Outstanding	$1,163,414	$1,292,682	$1,421,951	$1,263,226	88.60%
YTD Average Total Deposits (2)	$1,938,872	$2,154,302	$2,369,732	$2,063,257	78.90%
Classified/Criticized Loans/Gross Loans	8.50%	7.50%	6.50%	2.28%	150.00%
NIE/Average Assets (1)	2.59%	2.39%	2.19%	2.21%	144.66%
Peer Performance (ROA) Percentile	50th%	60th%	80th%	61.54%	103.80%
Leadership & Shareholder Value	Qualitative Assessment				150.00%
(1) Actual 2023 Performance for Net Consolidated Income and Non-Interest Expenses was adjusted to exclude tax-effected merger-related expenses of $1,191,000 that were not contemplated in the targets that were established at the beginning of 2023.
(2) Actual 2023 Performance was adjusted to reduce YTD Average Total Deposits for the 2023 average balance of brokered deposits that are not considered core growth for the Company.
Once the initial level of incentive award funding is determined based on the achievement of the goals described above, the Compensation Committee may adjust each NEO’s award up or down based on discretion. For 2023, there were no discretionary adjustments to actual award payouts.

Annual Incentive Payout Results

Based on the performance results described above, the following table lists the actual annual incentive awards paid to the NEOs for 2023:

NEO	Actual Payout (as a % of Target opportunity)	Actual Payout
		Total Award Value	Cash Payout	Value of Restricted Shares (1)
James J. Kim	99.94%	$262,353	$209,882	$52,471
Shannon R. Livingston	106.00%	$159,000	$159,000	—
Blaine C. Lauhon	100.00%	$121,500	$121,500	—
Patrick A. Luis	106.00%	$98,315	$98,315	—
Jeffrey M. Martin	100.00%	$82,250	$82,250	—

(1) Mr. Kim received 1,485 shares of Restricted Stock based on the closing stock price on January 17, 2024 of $19.80.

Long-Term Equity Incentive Compensation

The Company’s compensation philosophy encourages ownership of the Company’s Common Stock to retain and motivate key executives and to provide a direct link with the interests of the shareholders of the Company. In general, stock- based award grants are determined based on (i) the impact the executive may have had on the Bank’s and Company’s earnings and stock price, (ii) the ability of the executive to provide enhanced opportunities for the success of the Bank and Company, (iii) extraordinary deeds performed that warrant extraordinary rewards, (iv) prior award levels for the executive, (v) total awards received to date by the individual executives, (vi) the total stock-based award to be made and the executive’s percentage participation in that award, (vii) the executive’s direct ownership of Company’s Common Stock, (viii) the number of awards vested and non-vested, and (ix) the options outstanding as a percentage of total shares outstanding. Stock-based awards are issued at the discretion of the Board of Directors. Periodically the Board of Directors determines a pool of stock- based awards to be granted and management makes recommendations to the Board of Directors to determine how many are granted to executive officers and others in the Company, and the directors make a final approval of the grants.
The CEO and other NEOs were granted restricted stock awards during the year ended December 31, 2023 as follows:

Name	Grant Date	Number of Shares of Stock Granted (#)		Market Value of Shares of Stock at Grant Date ($)
James J. Kim	2/01/2023	5,157	(1)	$131,250
Shannon R. Livingston	5/17/2023	6,331	(2)	88,000
Blaine C. Lauhon	5/17/2023	2,159	(2)	30,000
Patrick A. Luis	5/17/2023	4,317	(2)	60,000
Jeffrey M. Martin	5/17/2023	5,036	(2)	70,000
(1)    Such shares are subject to forfeiture during the vesting period, which is 20% per year, with vesting dates of February 1, 2024, February 1, 2025, February 1, 2026, February 1, 2027, and February 1, 2028.
(2)    Such shares are subject to forfeiture during the vesting period, which is 33 1/3% per year, with vesting dates of May 17, 2024, May 17, 2025, and May 17, 2026.
Additional information on long-term awards for executive officers is shown in the “Outstanding Equity Awards at Fiscal Year-End Table.”

Other Compensation Practices, Policies and Guidelines

Incentive Compensation Recovery Policy (Clawback Policy)
The Board of Directors adopted the Incentive Compensation Recovery Policy effective December 1, 2023, which is designed to comply with Section 10D-1 of the Exchange Act and the applicable listing standards of the Nasdaq. The policy requires the Company to recoup any erroneously awarded incentive-based compensation received by certain executives, including each named executive officer, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy’s effective date. The policy was filed as an exhibit to the Company’s Form 10-K (referred to therein as the “Incentive Compensation Recovery Policy”).

401(k)/Profit Sharing Plan
The Company adopted a 401(k) Plan for the benefit of all employees and incorporates a safe-harbor matching contribution provision. The CEO and other NEOs participate in the 401(k) Plan to the same extent as all other employees, subject to limitations imposed by regulation. The Company contributes a percentage matching contribution to the same degree as all other employees. The matching contribution is 100% on all deferred amounts up to 5% of eligible compensation.
The Company also administers a Profit Sharing Plan under which the Company may, but is not required to, make annual contributions based on the recommendation of the Committee. The contribution, if any, is paid by March 1st of each year. The percentage of the Company’s contribution is recalculated each year based upon the recommendation of the Committee. Once they are eligible to participate, all employees are 100% vested, immediately, in both the 401(k) match and the Profit Sharing Plan contributions. 401(k) and profit sharing contributions to the NEOs for 2023 are detailed in the Summary Compensation Table.
Employee Stock Purchase Plan
The Company adopted the 2017 Employee Stock Purchase Plan (the “Purchase Plan”) in 2017 for the benefit of all employees. The purpose of the Purchase Plan is to provide a means by which our employees may be given an opportunity to purchase shares of our Common Stock through voluntary payroll deductions, to assist us in retaining the services of our employees and securing and retaining the services of new employees and to provide incentives for our employees to exert maximum efforts for our success. All employees participating in the Purchase Plan will have equal rights and privileges under the Purchase Plan.
Insider Trading Policy
The Company maintains a trading policy applicable to all employees. The Company Trading Policy prohibits “short sale,” pledging and other hedging transactions in the Company’s Common Stock.

Health and Welfare Benefits
The Company offers health and welfare programs to all eligible employees, including the NEOs. These programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.
Salary Continuation Agreements
Messrs. Kim, Lauhon, and Luis are parties to salary continuation agreements that will provide for an annual payment for a period of time following retirement from service as an executive of the Bank. The salary continuation agreements terminate upon the executives’ death prior to retirement, voluntary termination of service prior to retirement, or involuntary termination of service for cause. The salary continuation agreements provide for payment of a lump sum in the event of a change of control of the Company, defined as the cumulative transfer of more than 50% of the voting stock of the Company. Each person’s annual benefit is determined at the time of retirement, on the basis of (i) the individual’s age upon retirement, (ii) the percentage of benefit vested upon retirement, and (iii) the maximum annual benefit assigned in the individual’s Salary Continuation Agreements. Additional information on the details of each participant’s benefit under the agreements is shown in the “Pension Benefits Table” and the “Potential Payments Upon Termination or Change in Control.” The Salary Continuation Agreements and the termination provisions under the CEO’s Employment Agreement are subject to non-competition covenants.
Deferred Compensation Agreements
During 2015, the Board of Directors adopted the Executive Deferred Compensation Plan (“Executive Plan”).
One of the Company’s NEOs has entered into deferred compensation agreements with the Bank under the Executive Plan at this time. Pursuant to the Executive Plan, all eligible executives of the Bank may elect to defer up to 50% of their compensation for each deferral year. Only cash compensation, including salary and cash bonus or incentive amounts, is eligible for deferral. Executive deferred compensation is expensed by the Bank and is set aside in a separate liability account. Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred compensation continues to accrue until the executive’s service terminates and payment of compensation commences. Deferred amounts and interest thereon may be paid only upon termination of employment, death, or disability of executive, in the event of unforeseeable emergencies, or upon change in control of the Bank.

Employment Agreements
CEO The Company has an employment agreement with James J. Kim, who was appointed on November 1, 2021 (“Effective Date”) as the Company’s President and CEO. The term of agreement commenced on the Effective Date and continues through October 31, 2024 (“Initial Term”). At the end of the Initial Term, this agreement renews automatically for one-year terms, unless terminated by either party not later than sixty days prior to expiration. Under the employment agreement, the Board of Directors sets Mr. Kim’s salary for each year.
Under the agreement, Mr. Kim is eligible to receive incentive compensation, based on the achievement of certain annual performance goals. The goals and the target amount of the incentive opportunity are established at the beginning of each year by the Board of Directors, and the evaluation of the achievement of the goals and the actual amount of annual incentive compensation payable is determined by the Board of Directors following the conclusion of the year. For 2023, Mr. Kim’s incentive compensation was determined as described above under Incentive Compensation. The agreement also provides for three annual grants of restricted stock, one of which was made in 2023 and one in 2022. In each year, Mr. Kim is to receive restricted stock with each such grant having a value of up to twenty-five percent of Mr. Kim’s salary on the date of grant, as reasonably determined by the Board.
The employment agreement with Mr. Kim also provides for (i) a Bank-paid membership in a local country club; (ii) an automobile allowance of $1,500 per month; (iii) participation in medical, dental and similar plans offered by the Bank for Mr. Kim and his dependents, and (iv) twenty days of vacation annually. See the “Summary Compensation Table” for details.
Under the terms of the agreement, Mr. Kim is entitled to certain benefits for involuntary termination for reasons other than cause.
•In the event that, within twelve (12) months following a Change in Control (as defined in the agreement), either (a) Mr. Kim is terminated without cause or (b) Mr. Kim terminates his agreement and his employment with for Good Reason (as defined in the agreement), or (c) his agreement and employment is terminated as a result of a nonrenewal notice, Mr. Kim would be eligible to receive a lump sum termination payment equal to two times the average annual total cash compensation paid to Mr. Kim during the most recent three fiscal years (“average annual cash compensation amount”).
•If the Company terminates the employment agreement without cause, Mr. Kim is entitled to receive an amount equal to his average annual cash compensation amount at the time of termination payable in 12 monthly payments, provided that if Mr. Kim obtains other comparable employment within the 12 month period, payments will cease.

Mr. Kim also has an Executive Salary Continuation Agreement with the Bank. In the event of involuntary termination for reasons other than cause he is entitled to receive the following:
•Change in control lump sum payment equal to the present value of 100% of the normal retirement benefit that he would have received had he been employed by the Bank until March 1, 2038. His change in control benefit as of December 31, 2023 is estimated at $1,028,000.

In the event of a termination of Mr. Kim by the Company “for cause”, Mr. Kim would forfeit benefits under the Executive Salary Continuation Agreement.
Other NEOs The Company has entered into employment agreements with the other NEOs. Each of these employment agreements contain similar terms. In addition to base salaries each executive officer is eligible to receive an annual incentive bonus under the Company Senior Management Incentive Plan which provides for an annual incentive bonus with a target amount as a percentage of the executive officer’s base salary as set forth in each respective employment agreement. Each executive officer will be provided with a company automobile or an automobile allowance as set forth in each respective employment agreement. Under the executive employment agreements the executive officer’s employment may be terminated for “cause” (as defined in the agreement). In the event of a “change in control” the executive will be entitled to a lump sum payment equal to the average monthly total cash compensation paid to executive during the most recent three previous years of employment or in the case of former employees of CWB three years from the effective date of the agreement (or in either case, a shorter period if less than three years) (“average monthly cash compensation”) multiplied by 18. Under the employment agreements the executive may terminate the agreement for “good reason” (as defined in the agreement). If the employer terminates the employment agreement without cause or the executive terminates the employment agreement for “good reason” (and provided there is not a “change in control”) then the executive will be entitled to monthly payments equal to the average monthly cash compensation for 12 months (or if earlier, until the executive obtains comparable employment as defined in the agreement).

Termination of Employment and Change in Control Provisions
The Compensation Committee believes that a change in control transaction, or potential change in control transaction, would create uncertainty regarding the continued employment of our executives. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives to remain employed with us during an important time when their continued employment in connection with or following a transaction is often uncertain and to help keep our executives focused on our business rather than on their personal financial security, we believe that providing certain of our executives with severance benefits upon certain terminations of employment is in the best interests of our Company and our shareholders.
The NEOs have specific change of control and severance provisions in their employment agreements and if applicable, their Executive Salary Continuation Agreement with the Bank. We have disclosed the severance and/or change in control payouts that would be payable to each Named Executive Officer if the triggering event occurred on December 31, 2023, in the “Potential Payments Upon Termination or Change in Control” section in this proxy statement.

2023 Risk Assessment
Each year, the Company performs a risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations
We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (Section 162(m)), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.
Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance- based compensation exemption for certain arrangements and awards in place as of November 2, 2017. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves or has served as an employee of the Company or its subsidiaries.. There are no common participants between the compensation committee of any other entity and the Company.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the CD&A) with management. Based on these reviews and discussions, the Committee recommends to the Board of Directors that the CD&A be included in the Company’s Definitive Proxy Statement for the 2024 Annual Meeting of Shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Robert H. Bartlein (Chairman)
Daniel N. Cunningham
Tom L. Dobyns
F. T. “Tommy” Elliott, IV
William S. Smittcamp
April 25, 2024

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by the individuals who served as CEO and CFO, and the other three highest paid executive officers (Named Executive Officers or NEOs) for services rendered to the Company for the fiscal years ended December 31, 2023, 2022, and 2021. Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

Name and Principal Position	Year	Salary($)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compen-sation (6)	Change in Pension Value($) (7)	All Other Compensation ($)		Total ($)
James J. Kim, President and Chief Executive Officer (1)	2023	509,615	$131,246	$209,882	$5,779	$77,464	(8)	$933,986
	2022	425,000	106,243	251,696	—	79,875		$862,814
	2021	277,365	20,000	151,247	—	79,113		$527,725
Shannon R. Livingston, Executive Vice President and Chief Financial Officer (2)	2023	262,644	88,000	159,000	—	23,870	(9)	$533,514
	2022	—	—	—	—	—		$—
	2021	—	—	—	—	—		$—
Blaine C. Lauhon, Executive Vice President, Chief Banking Officer (3)	2023	265,692	30,000	121,500	2,051	61,872	(10)	$481,115
	2022	240,923	30,000	110,558	—	62,360		$443,841
	2021	210,539	20,000	84,699	—	56,266		$371,504
Patrick A. Luis, Executive Vice President, Chief Credit Officer	2023	271,351	60,000	98,315	190	48,375	(11)	$478,231
	2022	246,904	30,000	113,299	—	36,995		$427,198
	2021	239,971	20,000	117,186	—	30,240		$407,397
Jeffrey M. Martin, Executive Vice President Market Executive (4)	2023	231,923	70,000	82,250	—	56,473	(12)	$440,646
	2022	215,000	20,000	91,803	—	60,293		$387,096
	2021	—	—	—	—	—		$—

(1)Mr. Kim was named as Director, President and Chief Executive Officer of the Company and Bank on November 1, 2021. Prior becoming CEO, he served as Executive Vice President and Chief Operating Officer of the Bank.
(2)Ms. Livingston was hired as Executive Vice President and Chief Financial Officer of the Company and Bank on February 14, 2023.
(3)Mr. Lauhon was promoted from Chief Banking Officer to Chief Administrative Officer on April 1, 2024.
(4)Mr. Martin was hired April 2022 as Executive Vice President, Regional Executive, and promoted to Chief Banking Officer on April 1, 2024.
(5)The amounts shown reflect the applicable full grant-date fair values for stock awards in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures), and are reported for the fiscal year during which the stock awards were issued. Additional discussion is set out in Note 14 to the audited consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement and incorporated by reference.
(6)The amounts shown for 2023 reflect payments made under the terms of Mr. Kim’s incentive provisions of his employment agreements, and for the other NEOs the Senior Management Incentive Plan for 2023 performance, and in each case paid in the first quarter of 2024. The incentive awards were paid in cash and shares of the Company’s common stock for the CEO and in cash for all other NEOs. See the “Compensation Discussion and Analysis” section for the allocation of cash and stock.
(7)The amounts shown for 2023 represent only the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Salary Continuation Agreements with certain executives from December 31, 2022 to December 31, 2023. The amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement. Due to an increase in the discount rate used to compute the present value factor in 2022 and 2021, there was no increase in pension value during 2022 or 2021.
(8)Includes for 2023, $18,000 auto allowance, $25,884 group insurance benefit allowance, $26,500 contributed to the Bank’s 401(k) Plan for Mr. Kim’s account, and $7,080 country club membership dues.
(9)Includes for 2023, $10,000 auto allowance, $5,007 group insurance benefit allowance, $8,863 contributed to the Bank’s 401(k) Plan for Ms. Livingston’s account.

(10)Includes for 2023, $17,000 auto allowance, $12,478 group insurance benefit allowance, $26,500 contributed to the Bank’s 401(k) Plan for Mr. Lauhon’s account, and $5,894 country club membership dues.
(11)Includes for 2023, $11,500 auto allowance, $10,375 group insurance benefit allowance, and $26,500 contributed to the Bank’s 401(k) Plan for Mr. Luis’ account.
(12)Includes for 2023, $17,000 auto allowance, $24,114 group insurance benefit allowance, and $15,359 contributed to the Bank’s 401(k) Plan for Mr. Martin’s account.

Grants of Plan-Based Awards Table

The following table provides information on the potential performance-based awards available if defined performance objectives were achieved in 2023 for each of the Company’s Named Executive Officers, and stock options or other stock awards granted to the Named Executive Officers for the year ended December 31, 2023:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James J. Kim (2)	$105,000	$210,000	$315,000	$26,250	$52,500	$78,750	—	$—
Shannon R. Livingston (3)	75,000	150,000	225,000	—	—	—	—	—
Blaine C. Lauhon (3)	60,750	121,500	182,250	—	—	—	—	—
Patrick A. Luis (3)	46,375	92,750	139,125	—	—	—	—	—
Jeffrey M. Martin (3)	41,125	82,250	123,375	—	—	—	—	—

(1)These potential performance-based awards were established under the terms of Mr. Kim’s incentive provisions of his employment agreement, and for the other NEOs the 2023 Senior Management Incentive Plan if the target level of performance was achieved in 2023 as described further in the “Compensation Discussion and Analysis.” They do not represent the actual payments made to the Named Executive Officers. The payments made for actual performance in 2023 are reflected in the Summary Compensation Table.
(2)The incentive compensation for Mr. Kim was payable 80% in cash and 20% in common stock for 2023. For further information about Mr. Kim’s incentive compensation, see the discussion under “Compensation Discussion and Analysis - Components of Executive Compensation.”
(3)Under the 2023 Senior Management Incentive Plan, the non-CEO NEOs were eligible to receive incentive compensation based on the achievement of certain annual performance goals. The performance based awards for 2023 (denominated in dollars) were payable 100% in cash. For further information about their incentive compensation, see the discussion under “Compensation Discussion and Analysis - Components of Executive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards for the Named Executive Officers with outstanding options classified as exercisable and unexercisable, and unvested restricted stock, as of December 31, 2023.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (6)
James J. Kim					321	(1)	$7,174
					3,761	(2)	84,058
					5,157	(3)	115,259
Shannon R. Livingston					6,331	(5)	141,498

Blaine C. Lauhon					321	(1)	7,174
					1,244	(4)	27,803
					2,159	(5)	48,254
Patrick A. Luis					321	(1)	7,174
					1,244	(4)	27,803
					4,317	(5)	96,485
Jeffrey M. Martin					1,244	(4)	27,803
					5,036	(5)	112,555

(1) Such shares are subject to forfeiture during the vesting period, which is 33 1/3% per year, with a final vesting date of May 19, 2024.
(2) Such shares are subject to forfeiture during the vesting period, which is 20% per year, with vesting dates of February 1, 2024, February 1, 2025, February 1, 2026, and February 1, 2027.
(3) Such shares are subject to forfeiture during the vesting period, which is 20% per year, with vesting dates of February 1, 2024, February 1, 2025, February 1, 2026, February 1, 2027 and February 1, 2028.
(4) Such shares are subject to forfeiture during the vesting period, which is 33 1/3% per year, with vesting dates of June 15, 2024, and June 15, 2025.
(5) Such shares are subject to forfeiture during the vesting period, which is 33 1/3% per year, with vesting dates of May 17, 2024, May 17, 2025 and May 17, 2026.
(6) Market value of shares that have not vested as of fiscal year end at December 31, 2023 was calculated using the closing price per share of the Company’s Common Stock on the Nasdaq Capital Market on that date of $22.35.

Option Exercises and Stock Vested

The following table shows option exercises and stock awards vested for the Named Executive Officers during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James J. Kim	—	$—	208	$5,073
	—	$—	940	$23,923
	—	—	322	4,624
Blaine C. Lauhon	—	—	322	4,624
	—	—	622	10,058
Patrick A. Luis	—	$—	322	$4,624
	—	—	622	10,058
	—	—	253	4,124
Jeffrey M. Martin	—	—	622	10,058

(1)Value realized on stock awards vested is based on the market value of the underlying shares on the vesting date.

Pension Benefits

The following table discloses the estimated present value (based on a discount rate of 4.91%) of total benefits if the participant retires at normal retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
James J. Kim	Executive Salary Continuation Agreement (2)	N/A	$1,028,000	(1) (6)
	Endorsement Method Split Dollar Plan (2)	N/A	See Note	(6)
Blaine C. Lauhon	Executive Salary Continuation Agreement (3)	N/A	486,000	(1) (7)
	Endorsement Method Split Dollar Plan (4)	N/A	See Note	(7)
Patrick A. Luis	Executive Salary Continuation Agreement (5)	N/A	188,000	(1) (8)
	Endorsement Method Split Dollar Plan (5)	N/A	See Note	(8)
(1)The method used to calculate the retirement benefit, based on assumptions used for financial reporting purposes under generally accepted accounting principles, is a present value calculation using a discount rate of 4.91%. See Notes Summary of Significant Accounting Policies and Share-Based Compensation in the Company’s consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement and is incorporated by reference for further details on Executive Salary Continuation Plans.
(2)Effective April 1, 2020.
(3)Effective August 10, 2017.
(4)Effective July 1, 2012.
(5)Effective July 1, 2021.
(6)Under the terms of Mr. Kim’s Salary Continuation Agreement for normal retirement, if he retires on or after March 1, 2038, he is eligible to receive an annual benefit equal to $80,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year. If Mr. Kim retires on or after March 1, 2033 and prior to March 1, 2038, he is eligible for an early retirement benefit. The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, and increased 3% annually for inflation. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Kim’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less. Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.
(7)Under the terms of Mr. Lauhon’s Salary Continuation Agreement for normal retirement, if he retires on or after March 1, 2028, he is eligible to receive an annual benefit equal to $60,000 per year, payable in annual installments, over a 10 year period. If Mr. Lauhon retires on or after January 1, 2015 and prior to February 6, 2028, he is eligible for an early retirement benefit. The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 10 years in annual installments. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Lauhon’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less. Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under her Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.
(8)Under the terms of Mr. Luis’ Salary Continuation Agreement for normal retirement, if he retires on or after October 5, 2025, he is eligible to receive an annual benefit equal to $40,000 per year, payable in monthly installments, over a 5 year period which increases for inflation at 3% each year. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Luis’ Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less. Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

Potential Payments Upon Termination or Change in Control

The NEO’s employment agreements and those NEOs that have Salary Continuation Agreement require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company.
Under the Executive Salary Continuation Agreement for Mr. Luis, there is no benefit if the executive terminates employment for any reason or is disabled prior to retirement. The CEO has a Salary Continuation Agreement that is eligible for early termination benefits beginning on or after March 1, 2033, payable at normal retirement age. Mr. Lauhon has a Salary Continuation agreement that is eligible for early termination benefits beginning on or after January 1, 2015. Involuntary termination means the executive’s employment terminates by action of the Bank prior to retirement, and such termination of employment is not for cause. In the event the executive’s employment terminates for cause prior to retirement, their Executive Salary Continuation Agreement immediately terminates and the executive forfeits all benefits under the agreement. Upon a change in control, the Bank shall pay the executive a lump sum payment equal to the present value of 100% of the benefit that the executive would have received had the executive been employed until normal retirement.
The employment agreements for the Executive Vice Presidents provides for a lump sum payment equal to the average monthly total cash compensation paid to the Executive during the most recent three previous years multiplied by 18 in the event of a change in control. In the event the Executive has been employed less than three years from the effective date of the agreement, the monthly cash compensation amount shall be determined by using the Executive’s compensation history from the effective date. In the event of termination of the employment agreement by the Executive for good reason or by the Company without cause, the Executive shall be entitled to received monthly severance payments equal to 12 months. In the event of dissolution or liquidation of the Company or a merger or change in control, unexercised stock options and unvested restricted stock vest immediately.
Set out below in tabular form are estimated payments that would have been made to each NEO had a termination event or change in control event occurred at December 31, 2023. The discount factor used for all net present value calculations was 4.91%.

Potential Payments Upon Termination or Change in Control

Name/Event	Employment Agreement	Accelerate Restricted Stock	Life Insurance	Salary Continuation	Total
James J. Kim
Voluntary termination for good reason	$625,758	$—	$—	$—	$625,758
Involuntary termination for cause	—	—	—	—	—
Involuntary termination without cause	625,758	—	—	—	625,758
Change of control	1,251,517	206,491	—	1,028,000	2,486,008
Death	—	—	205,481	—	205,481
Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Shannon R. Livingston
Voluntary termination for good reason	481,879	—	—	—	481,879
Involuntary termination for cause	—	—	—	—	—
Involuntary termination without cause	481,879	—	—	—	481,879
Change of control	722,818	141,498	—	—	864,316
Death	—	—	—	—	—
Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Blaine C. Lauhon
Voluntary termination for good reason	344,637	—	—	—	344,637
Involuntary termination for cause	—	—	—	—	—
Involuntary termination without cause	344,637	—	—	—	344,637
Change of control	516,956	83,231	—	486,000	1,086,187
Death	—	—	391,432	—	391,432
Disability	—	—	—	—	—
Retirement	—	—	—	486,000	486,000
Patrick A. Luis
Voluntary termination for good reason	362,342	—	—	—	362,342
Involuntary termination for cause	—	—	—	—	—
Involuntary termination without cause	362,342	—	—	—	362,342
Change of control	543,513	131,462	—	188,000	862,975
Death	—	—	106,100	—	106,100
Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Jeffrey M. Martin
Voluntary termination for good reason	284,339	—	—	—	284,339
Involuntary termination for cause	—	—	—	—	—
Involuntary termination without cause	284,339	—	—	—	284,339
Change of control	426,509	140,358	—	—	566,867
Death	—	—	—	—	—
Disability	—	—	—	—	—
Retirement	—	—	—	—	—

CEO Ratio Based on 2023 Compensation

We determined that the 2023 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2023, other than our CEO, Mr. James J. Kim, was $72,334. Mr. Kim’s 2023 annual total compensation was $949,371 (annualized salary of $525,000 plus target bonus and all other compensation), and the ratio of these amounts was 1-to-7.62.
To identify the median compensated employee, we used cash compensation consisting of wages (including base salary, overtime, incentive pay and commissions), which we measured over calendar year 2023, annualizing wages for those permanent employees who did not work for the entire 12-month period.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance

Fiscal Year	Summary Compensation Table Total for PEO (1) ($)	“Compensation Actually Paid” to PEO (1) (4) ($)	Summary Compensation Table Total for PEOII (2) ($)	“Compensation Actually Paid” to PEOII (2) (4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average “Compensation Actually Paid” to Non-PEO NEOs (3) ($)	Value of Initial $100 Fixed Investment Based on: Company Total Shareholder Return ($)	Net Income (in millions) ($)
2023	$933,986	$931,654	$—	$—	$483,377	$521,801	$162	$25.536
2022	862,814	857,239	—	—	$419,515	$423,467	149	$26.645
2021	$527,725	$535,829	$764,492	$764,514	$403,759	$407,839	$143	$28.401
(1)The Company’s principal executive officer (“PEO”) reported above for 2021, 2022 and 2023 is James J. Kim
(2)The Company’s principal executive officer II (“PEOII”) reported above for 2021 is James M. Ford
(3)The Company’s non-PEO named executive officers (“NEOs”) represent the following individuals:

2023: Shannon R. Livingston, Blaine C. Lauhon, Patrick A. Luis and Jeffrey M. Martin
2022: Dawn P. Crusinberry, Blaine C. Lauhon, Patrick A. Luis, A. Kenneth Ramos and Dave A. Kinross
2021: Blaine C. Lauhon, Patrick A. Luis, A. Kenneth Ramos and Dave A. Kinross
(4)To calculate Compensation Actually Paid (“CAP”) for the PEOs and Non-PEO NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for 2023:

Graphical Representation of CAP and Performance

CAP vs. TSR
1000
900
800
700
600
500
400
300
200
100
0
Compensation ($000s)
180
160
140
120
100
80
60
40
20
0
Total Shareholder Return on $100 Invested at 12/31/2020
12/31/21
12/31/22
12/31/23
PEO I Compensation Actually Paid
Average NEO Compensation Actually Paid
PEO II Compensation Actually Paid
CVCY TSR

CAP vs. Net Income
900
800
700
600
500
400
300
200
100
0
Compensation ($000s)
30
24
18
12
6
0
Net Income ($ Mil.)
12/31/21
12/31/22
12/31/23
PEO I Compensation Actually Paid
Average NEO Compensation Actually Paid
PEO II Compensation Actually Paid
Net Income ($Mil.)

COMPENSATION OF DIRECTORS

The members of the Board of Directors do not receive fees for attendance at Board of Directors or Board Committee meetings.
The Vice Chairman and Chairman of the Board of Directors of the Company each receive a $44,400 annual fee and all other directors (excluding employee directors) of the Company receive an annual fee of $34,800. The committee chairs receive an additional $200 for each meeting they chair. The fees paid to directors are based on comparable amounts paid by other financial institutions in the Company’s geographic market area.
Aggregate Company directors’ fees in the sum of $411,600 were paid (including amounts deferred under Deferred Compensation Agreements between the Company and certain of its directors) during the year ended December 31, 2023.
On May 17, 2023, an award of 2,159 shares of restricted stock were granted to each of the non-employee members of the Board of Directors pursuant to the 2015 Plan. Such shares are subject to forfeiture to the Company during the one-year vesting period from the grant date.

DEFERRED COMPENSATION AGREEMENTS

Five of the Company’s non-employee directors have entered into deferred compensation agreements with the Company, electing to defer some or all of their fees in exchange for the Company’s promise to pay a deferred benefit in the future. A deferred compensation agreement allows a non-employee director to reduce current taxable income in exchange for larger payments at retirement, when the recipient could be in a lower tax bracket. Deferred director fees are expensed by the Company and are set aside in a separate liability account. Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred fees continues to accrue until the director’s service terminates and payment of benefits commences. Payment of accrued benefits, represented by the account balance, can be made in a lump sum or in installments, at each participating director’s election. After retirement, benefit payments are taxable income to the participating director and are deductible expenses to the Company as they are paid. The deferred compensation arrangement with non-employee directors is an unfunded plan, which means that a participating director has no rights beyond those of a general creditor of the Company, and no specific Company assets are set aside for payment of account balances. A director whose service terminates for cause forfeits all accrued interest and is entitled solely to the fees previously deferred.
The Company has a universal life insurance policy insuring the life of each participating director. The Company is the owner of each policy. Each non-employee director who has entered into a deferred compensation agreement has also entered into a related Split Dollar Agreement and Endorsement. Under the Split Dollar Agreement and Endorsement, the Company and each participating director agree to a division of death benefits under the life insurance policies. A Split Dollar Agreement and Endorsement provides that a director’s designated beneficiary(ies) is entitled at the director’s death to receive life insurance proceeds:
•In an amount equal to the balance of the Deferral Account maintained by the Company for the Insured under the Deferred Fee Agreement as of the date of the Insured’s death.
•The amount paid to the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall be reduced by any amounts paid under the Deferred Fee Agreement and the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall have no rights or interest in the Policy beyond the amount due and payable.

In either case, the Company’s obligations under a deferred compensation agreement are terminated on the director’s death. The Company is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary(ies). The Company expects to recover in full from its portion of the policies’ death benefits all life insurance premiums previously paid by the Company. The policies serve informally as a source of financing for the Company’s deferred compensation obligations arising out of a director’s death before retirement, as well as an investment to finance post-retirement payment obligations. Although the Company expects the policies to serve as a source of funds for death benefits payable under the deferred compensation agreements, as noted above the directors’ contractual entitlements are not funded. These contractual entitlements remain contractual liabilities of the Company, payable after the directors’ termination of service.

DIRECTOR COMPENSATION TABLE
The information on non-employee Directors’ compensation in the table below is for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Daniel N. Cunningham	$46,000	$30,000	$16,623	$92,623
Daniel J. Doyle	48,200	30,000	8,365	86,565
F.T. “Tommy” Elliott, IV	35,400	30,000	—	65,400
Robert J. Flautt	35,800	30,000	5,479	71,279
Gary D. Gall (4)	34,800	30,000	—	64,800
Adriana Majarian	34,800	30,000	—	64,800
Steven D. McDonald	36,400	30,000	3,481	69,881
Louis McMurray (1) (4)	34,800	30,000	12,193	76,993
Karen Musson (4)	34,800	30,000	—	64,800
Dorothea D. Silva	34,800	30,000	—	64,800
William S. Smittcamp	35,800	30,000	2,545	68,345

(1)In 2023, 100% of fees earned were deferred under the Directors’ deferred compensation agreements as discussed above.
(2)The amounts shown reflect the applicable full grant-date fair values for stock awards in accordance with FASB ASC Topic 718 (excluding effect of forfeitures), and are reported for the fiscal year during which the stock awards were issued. Additional discussion is set out in Note 13 to the audited consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement, and is incorporated herein by reference.
(3)Represents the imputed dollar values for insurance coverage under the Split Dollar Agreement and Endorsement plan discussed above.
(4)Retired from the board effective April 1, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no material transactions since January 1, 2023, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director, executive officer, five-percent shareholder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.
During the normal course of business, the Company enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectability or represent other unfavorable features. The loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act.

Policy and Procedures on Related Person Transactions
The Board of Directors of the Company has not adopted a written related party transactions policy, but addresses such transactions pursuant to its written code of ethics. Under the code of ethics, Company personnel are expected to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated. The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Such transactions, after full disclosure of the material terms to the Board of Directors, must be approved by the members of the Board of Directors who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board of Directors (if any) who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law.

CODE OF ETHICS AND CONDUCT

The successful business operation and reputation of Community West Bancshares is built upon the principles of fair dealing and ethical conduct of all our officers and employees. Shareholders and our employees look to and have the expectation that our chief executive officer, chief financial officer and all senior officers set the highest standards of conduct to promote:
•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the Securities Exchange Commission, and in other public communications made by the Company;
•Compliance by Community West Bancshares with all applicable laws and regulations, industry compliance guidelines, and the conduct of the Company’s business by its directors, officers and employees in accordance with the letter, spirit, and intent of all relevant laws and that they will refrain from any illegal, dishonest, or unethical conduct;
•The prompt internal reporting to the Chairman of the Board of Directors of any violations of the code; and
•Accountability for adherence to the code.

Our reputation for honesty and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity. The continued success of Community West Bancshares is dependent upon our shareholders’ and customers’ trust and we are dedicated to earning and rewarding that trust.
A copy of the Code of Ethics and Conduct adopted by the Company may be requested by writing Le-Ann Ruiz, Assistant Corporate Secretary, Community West Bancshares, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 and may also be accessed electronically at the Company website at www.cvcb.com.
ESG STATEMENT
We are proud to share how our Company strives to better serve our team, clients and communities. To view a copy of our Corporate and Community Responsibility (ESG and DEI) statement, please visit the About Us/Corporate Responsibility section of our website at www.cvcb.com.

SHAREHOLDER COMMUNICATION

Shareholders may send recommendations for director nominees or other communications to the Board of Directors or any individual director at the following address. All communications received are reported to the Board of Directors or the individual directors:

Board of Directors (or Compensation and/or Nominating Committee, or name of individual director)
c/o Le-Ann Ruiz
Assistant Corporate Secretary
Community West Bancshares
7100 N. Financial Drive, Suite 101
Fresno, California 93720

While the Board of Directors has not adopted a formal process regarding shareholder communications, all communications received are reported to the Board of Directors or the individual directors, and the Board of Directors historically has not encountered inadequacies in handling such communications in this fashion.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of the firm of Moss Adams LLP as our independent registered public accounting firm. Moss Adams LLP served as the Company’s independent registered public accounting firm for 2023. Although ratification is not required by our Bylaws, the SEC, or the Nasdaq Stock Market, the Board of Directors is submitting the selection of Moss Adams LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection of Moss Adams LLP, however, we reserve the discretion to retain Moss Adams LLP as our independent registered public accounting firm for 2024. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives from the accounting firm of Moss Adams LLP will be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

Moss Adams LLP served as the independent auditor for the Company for the fiscal year ended December 31, 2023, while Crowe LLP audited the Company’s financial statements for the fiscal year ended December 31, 2022. The following table presents the aggregate fees incurred for the years ended December 31, 2023 and 2022 by Moss Adams LLP and Crowe LLP.

Fees	2023	2022
Audit Fees (1)	$819,708	$547,257
Audit-Related Fees (2)	22,050	22,188
Tax Fees (3)	50,400	40,718

(1)Audit fees include professional services in connection with the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports and services normally provided in connection with statutory and regulatory filings or engagements as well reimbursement for out of pocket costs. In 2023, fees billed by Moss Adams LLP were $565,192 and fees billed by Crowe LLP were $254,516. Crowe fees were primarily were for first quarter procedures, including the adoption of CECL, and various consent procedures. All fees from 2022 were billed by Crowe LLP.
(2)Audit-related fees represent fees for professional services such as the audit of the Company’s employee benefit plan. In 2023, all costs were billed by Moss Adams LLP. In 2022, all fees were billed by Crowe LLP.
(3)Tax service fees consist of compliance fees for the preparation of tax returns and quarterly estimated tax payments. Tax service fees also include fees relating to tax consulting and planning other than for tax compliance and preparation. In 2023, fees billed by Moss Adams LLP were $7,350 and $43,050 from Crowe LLP. In 2022, all fees were billed by Crowe LLP.

The Audit/Compliance Committee has determined that the provision of services, in addition to audit services, rendered by Moss Adams LLP and the fees paid there for in fiscal years 2023 were compatible with maintaining Moss Adams LLP’s independence.
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee of the Board of Directors and the Board of Directors recommends a vote FOR the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024. The proxy holders intend to vote all proxies they hold in favor of the proposal. If no instruction is given, the proxy holders intend to vote FOR approval of the proposal.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that we permit a non-binding, advisory vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion contained in this proxy statement.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our Named Executive Officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Accordingly, the Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures required by Item 402 of Regulation S-K contained in the proxy statement.”
As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for 2023 was reasonable and appropriate, and was the result of a carefully considered approach.
The vote on this resolution is not intended to address any specific item of compensation, but rather that overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. In the event this non-binding proposal is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee, nor create or imply any additional fiduciary duty of the Board of Directors or Compensation Committee, nor shall such a vote be construed to restrict or omit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders to this proposal when reviewing compensation policies and practices in the future.

The Board of Directors recommends a vote FOR this Advisory Proposal on Executive Compensation. The proxy holders intend to vote all proxies in favor of this proposal. If no instruction is given, the proxy holders intend to vote FOR the proposal.

SHAREHOLDER PROPOSALS

The 2025 Annual Meeting of Shareholders of the Company will be held on May 21, 2025. Shareholder proposals intended to be presented at the 2025 Annual Meeting must be received by the Company at its principal executive office no later than March 2, 2025 and no earlier than January 31, 2025 in accordance with our bylaws. Shareholder proposals for inclusion in the Company’s proxy statement for the 2025 meeting under Rule under Rule 14a-8 of the SEC rules must be submitted no later than January 06, 2025.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their judgment.

Dated: April 26, 2024 Fresno, California	For the Board of Directors /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board

Community West Bancshares

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Pacific Time, on May 29, 2024.

Online
Go to **www.envisionreports.com/CWBC2024** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/CWBC2024

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of directors nominated by the Board of Directors and FOR proposals 2 and 3.

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert H. Bartlein	☐	☐	02 - Suzanne Chadwick	☐	☐	03 - Daniel N. Cunningham	☐	☐
04 - Tom L. Dobyns	☐	☐	05 - Daniel J. Doyle	☐	☐	06 - F.T. "Tommy" Elliott, IV	☐	☐
07 - Robert J. Flautt	☐	☐	08 - James J. Jim	☐	☐	09 - James W. Lokey	☐	☐
10 - Andriana D. Majarian	☐	☐	11 - Steven D. McDonald	☐	☐	12 - Martin E. Plourd	☐	☐
13 - Dorothea D. Silva	☐	☐	14 - William S. Smittcamp	☐	☐	15 - Kirk B. Stovesand	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve the proposal to ratify the appointment of Moss Adams LLP as the independent registered public accountant for the Company's 2024 fiscal year.	☐	☐	☐	3. To adopt a non-binding advisory resolution approving executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

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